Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 14, 2010 relating to the consolidated financial statements and financial statement schedule of Capstone Turbine Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the guidance originally issued in Emerging Issues Task Force No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed on an Entity’s Own Stock,” (codified in FASB ASC Topic 815—Derivatives and Hedging), effective April 1, 2009), and the effectiveness of Capstone Turbine Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 9, 2010